Exhibit 99.1

FOR IMMEDIATE RELEASE

ARBINET ISSUES STATEMENT RESPONDING TO PROXY FILING

New Brunswick, NJ, March 22, 2006 – Arbinet-thexchange, Inc. (NASDAQ: ARBX), the world’s leading electronic marketplace for trading, routing and settling communications capacity, today commented on the preliminary proxy materials filed by Alex Mashinsky and Robert A. Marmon, to nominate themselves and another nominee to the Company’s Board of Directors at Arbinet’s next Annual Meeting of Shareholders:

“The Arbinet Board is comprised of seasoned industry leaders who are actively engaged in building shareholder value and positioning Arbinet for profitable growth. The Board has confidence in the Company’s growth strategy and in Arbinet’s prospects for the future, as well as management’s ability to execute on that strategy.”

The Company noted that its Board is reviewing the preliminary filing and after appropriate consideration will respond to it in detail.

About Arbinet

Arbinet is the leading electronic marketplace for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, anonymously buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of-the-art facilities.

Additional Information and Where to Find It

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the 2006 annual meeting of stockholders (the “Proxy Statement”). The Proxy Statement will contain important information about the Company, the annual meeting and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, filings of the Company with the SEC, including filings that will be incorporated by reference in the Proxy Statement, can be obtained, without charge, by directing a request to Arbinet-thexchange, Inc., Mike Lemberg, 120 Albany Street, Tower II, Suite 450, New Brunswick, NJ 08901 (Tel: (732) 509-9220) or by emailing questions to mlemberg@arbinet.com. Such documents are not currently available.

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The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Proxy Statement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 14, 2006, and its proxy statement for its 2005 annual meeting, as filed with the SEC on April 29, 2005. Additional information regarding the interests of those participants may be obtained by reading the Proxy Statement when it becomes available. INVESTORS AND SECURITY HOLDERS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION.

Barrett Golden / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

120 Albany St. Tower II, Suite 450, New Brunswick, NJ 08901

phone: 732-509-9100, fax: 732-509-9101, website: www.arbinet.com

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